Exhibit 23.2
CONSENT OF INDEPENDENT ENGINEERS
      We refer to our report auditing estimates of the natural gas, natural gas liquids and conventional oil reserves attributable to Husky Energy Inc. (the “Company”) as of December 31, 2004 (the “Report”).
      We hereby consent to references to our name in the Company’s Annual Report on Form 40-F to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the Company’s registration statement on Form F-9 (File No. 333-117972). We also confirm that we have read the Company’s Annual Information Form for the year ended December 31, 2004 dated March 16, 2005 and that we have no reason to believe that there are any misrepresentations in the information contained in it that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

McDaniel & Associates Consultants Ltd.

/s/ B. H. Emslie

B. H. Emslie, P. Eng.
Senior Vice President
Calgary, Alberta, Canada
March 16, 2005

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